Exhibit 99

	RE:	Raven Industries, Inc.
P.O. Box 5107
Sioux Falls, SD 57117-5107

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Iacarella	Leslie Loyet
Vice President & CFO	Analyst/Media Inquiries
(605) 336-2750	(312) 640-6672
FOR IMMEDIATE RELEASE
THURSDAY, MAY 20, 2010
RAVEN INDUSTRIES REPORTS RECORD FIRST QUARTER RESULTS
SIOUX FALLS, SD—May 20, 2010—Raven Industries, Inc. (RAVN: NasdaqNGS) today announced results for the three months ended April 30, 2010.
Raven reported record sales and earnings for the first quarter with strong contributions from all divisions. Every business unit reported double-digit growth in operating earnings. While economic conditions in general remain weak, there were positive developments in markets where the company provides its specialty products, including energy and construction, precision agriculture, and military surveillance.
Off to a Strong Start
For the first quarter, sales increased by 30 percent to $85.0 million from $65.2 million in the same period a year ago. The largest sales increases were reported by the Engineered Films and Aerostar divisions, with double-digit gains also reported in Applied Technology. Net income increased 40 percent to $12.9 million, or $0.72 per diluted share, compared with $9.2 million, or $0.51 per diluted share one year earlier. Earnings further benefited from operational efficiencies and higher productivity, driving the return on sales to 15.2 percent in the current period from 14.2 percent in the first quarter last year.
“Despite the fact that the economy is still struggling, we saw quite a positive shift in some of our markets during the first quarter,” said Ronald M. Moquist, chief executive officer. “While our operations are trending up across the board, our Engineered Films Division showed the biggest revenue improvement from a year ago. A significant part of this business is tied to activity in the energy markets and with oil prices being sustained at higher levels, demand recovered. In Applied Technology, sales and operating margins were improved by introduction of our Slingshot™ technology. This strong start to the new fiscal year further supports our ongoing investment in growth.”
-more-
Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefore. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

Raven Industries, Inc.
Add 1
Promising New Product Line at Applied Technology
First quarter revenues for the Applied Technology Division, at $32.9 million compared with $29.4 million, a 12 percent increase. Operating income was up 29 percent, to $12.4 million, compared with $9.6 million for the prior year.
“This is a great example where we were able to leverage our investments in technology to show good results,” Moquist said. “We are most excited about the strong reception to our Slingshot™ information management platform which improves data collection, transmission, storage and analysis, along with RTK correction of GPS signals for high accuracy steering solutions. This is a perfect complement to our traditional line of process controls for precision spraying, precision seeding and precision boom control. Along with having a highly unique suite of products, our growth in data management has the potential to further expand profitability as software-related sales become a larger percentage of total revenues.
“We are not counting on farm income growth for the foreseeable future,” he continued. “However, we are becoming more optimistic about growth in Applied Technology sales this year based on the current trend of orders.”
Strong Sales Growth at Engineered Films
In the first quarter, revenues in the Engineered Films Division were $25.6 million versus $13.4 million, an increase of 92 percent. Operating earnings, at $4.1 million, improved 52 percent from the same period a year ago.
“Our primary markets—energy, construction, and agriculture—showed signs of life relative to the past several quarters,” Moquist stated. “We did have a modest level of disaster film sales to Haiti and good demand across the board was a welcome sight. Operating margins improved from the fourth quarter but were below those of a year ago as that period included the benefit of opportune resin purchases.
“Based on current orders we are becoming more optimistic about the prospects for growth in Engineered Films this year, but we remain cautious regarding the energy market,” he added.
Income Rises at Electronic Systems
Sales in the first quarter for the Electronic Systems Division were $16.3 million versus $16.2 million for last year’s first quarter. Operating income, however, grew 25 percent to $3.1 million, from $2.5 million in the year-ago quarter.
“While sales were relatively flat we did benefit from a higher-margin mix during the quarter,” Moquist explained. “Avionics tapered off as expected as deliveries for commercial airlines were down. Helping to offset this was a new order from an existing customer, as well as increased sourcing of assemblies to our Applied Technology Division.
-more-

Raven Industries, Inc.
Add 2
“We will continue to pursue low volume/high mix projects in our niche markets, such as secure communications. We will stay focused on generating good cash flows,” said Moquist.
Record Performance at Aerostar
Aerostar’s sales in the first quarter grew 78 percent to $11.7 million from $6.6 million in the previous year. Operating income, at $2.2 million, increased 87 percent from $1.2 million a year earlier.
“Growing demand for aerostats fueled sales and income growth for the quarter,” Moquist stated. “Raven provides the helium-filled blimp, along with the fiber optics and deployment systems. We began to deliver orders booked in the fourth quarter for tethered aerostats being deployed in Afghanistan, and current trends remain positive. We had over $7 million in tethered aerostat backlog at the end of April and have received an additional $7 million of new orders in May.
“Our profitability in this division will be restrained somewhat in the first half of the fiscal year as we ramp up to the $12 million annual delivery level under the T-11 Army Airborne parachute contract. In addition, investments to further develop our aerostat product line are continuing. Overall, we are pleased to see Aerostar continue to grow in size and become a key contributor to future growth,” he continued.
Healthy Balance Sheet and Cash Flows
At April 30, 2010, cash and investment balances were $49.5 million, up from $32.3 million a year ago. First quarter operating cash flows, although down as a result of working capital requirements, remain strong, at $10.3 million versus $19.7 million last year. Working capital levels reflected a higher level of sales activity. Accounts receivable increased to $43.9 million compared with $36.3 million at April 30, 2009. Accounts receivable collections were 43 days compared with 50 a year earlier. Inventories were $37.5 million, up $4.7 million from the same quarter in the prior year.
Dividend payouts were raised 14 percent to $2.9 million, or $0.16 per share, in the just-completed quarter. This was up 23 percent from the $0.13 paid in April 2009, as the latest payout was raised just nine months after the increase in July 2009.
Shaping Up for a Year of Growth
Moquist concluded, “We’ve gotten off to a very strong start. If we can maintain our current momentum, we will have a record year. At the same time, we remain very cautious on the pace of economic recovery. A pick-up in industrial activity is welcome, but we continue to see a high degree of economic uncertainty.
“As we have demonstrated Raven can find ways to grow even in tough times. We are definitely back on offense with a focus on new products and geographic expansion. For example, our R&D investment will increase this year to strengthen our lead in precision agriculture and advance our position in tethered aerostats. Our total capital spending should range from $12 to $15 million
-more-

Raven Industries, Inc.
Add 3
this year. We are diligently looking at opportunities across the company to invest where we have the opportunity to expand capabilities and capacity,” he added.
About Raven Industries, Inc.
Raven is an industrial manufacturer that provides electronic precision-agriculture products, reinforced plastic sheeting, electronics manufacturing services, and specialty aerostats and sewn products to niche markets.
Conference Call Information
Raven has scheduled a conference call today at 3:00 p.m. Eastern Time to discuss its first quarter performance, and provide an outlook for the current year. Interested investors are invited to listen to the call by visiting the company’s Web site at www.ravenind.com several minutes before the call to download the necessary software.
In addition, a taped rebroadcast will be available beginning one hour after the call ends, and will continue through May 27, 2010. To access the rebroadcast, dial 888-203-1112 and enter this passcode: 9022794. A replay of the call will also be available at www.ravenind.com for 90 days.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions and commodity prices, which could affect sales and profitability in some of the company’s primary markets, such as agriculture, construction and oil and gas drilling; or changes in competition, raw material availability, technology or relationships with the company’s largest customers—any of which could adversely affect any of the company’s product lines—as well as other risks described in the company’s 10-K under Item 1A. This list is not exhaustive, and the company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.
For more information on Raven Industries, please visit www.ravenind.com.
FINANCIAL TABLES FOLLOW...
-more-

Raven Industries, Inc.
Add 4
RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share) (Unaudited)

	Three Months Ended April 30
			Fav (Unfav)
	2010	2009	Change
Net sales	$85,030	$65,222	30%
Cost of goods sold	57,859	44,794

Gross profit	27,171	20,428	33%

Research and development expenses	2,126	1,516
Selling, general and administrative expenses	5,540	4,799

Operating income	19,505	14,113	38%

Other income, net	(52)	(1)

Income before income taxes	19,557	14,114	39%

Income taxes	6,612	4,883

Net income	$12,945	$9,231	40%

Net income per common share:
-basic	$0.72	$0.51	41%
-diluted	$0.72	$0.51	41%

Weighted average common shares outstanding:
-basic	18,051	18,027
-diluted	18,058	18,027
RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(In thousands) (Unaudited)

	Three Months Ended April 30
			Fav (Unfav)
	2010	2009	Change
Net sales:
Applied Technology	$32,925	$29,434	12%
Engineered Films	25,633	13,358	92%
Electronic Systems	16,288	16,153	1%
Aerostar	11,693	6,565	78%
Intersegment eliminations	(1,509)	(288)

Total company	$85,030	$65,222	30%

Operating income:
Applied Technology	$12,403	$9,610	29%
Engineered Films	4,127	2,715	52%
Electronic Systems	3,124	2,495	25%
Aerostar	2,164	1,158	87%
Intersegment eliminations	(49)	28

Total segment income	$21,769	$16,006

Corporate expenses	(2,264)	(1,893)	(20)%

Total company	$19,505	$14,113	38%

MORE

Raven Industries, Inc.
Add 5
RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)

	April 30	January 31	April 30
	2010	2010	2009
ASSETS
Cash, cash equivalents and short-term investments	$49,472	$43,684	$32,269
Accounts receivable, net	43,946	34,327	36,290
Inventories	37,546	34,475	32,880
Other current assets	6,305	5,261	5,993

Total current assets	137,269	117,747	107,432

Property, plant and equipment, net	33,047	33,029	35,387
Other assets, net	19,805	19,533	10,607

	$190,121	$170,309	$153,426

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$14,450	$12,398	$8,718
Accrued and other liabilities	20,657	13,562	16,295

Total current liabilities	35,107	25,960	25,013

Other liabilities	11,378	11,098	7,735
Shareholders’ equity	143,636	133,251	120,678

	$190,121	$170,309	$153,426

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands) (Unaudited)

	Three Months Ended April 30
	2010	2009
Cash flows from operating activities:
Net income	$12,945	$9,231
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,738	1,742
Other operating activities, net	(4,347)	8,695

Net cash provided by operating activities	10,336	19,668

Cash flows from investing activities:
Capital expenditures	(1,585)	(1,105)
Other investing activities, net	406	(223)

Net cash used in investing activities	(1,179)	(1,328)

Cash flows from financing activities:
Dividends paid	(2,885)	(2,342)

Net cash used in financing activities	(2,885)	(2,342)

Effect of exchange rate changes on cash	16	4

Net increase in cash and cash equivalents	6,288	16,002
Cash and cash equivalents at beginning of period	40,684	16,267

Cash and cash equivalents at end of period	46,972	32,269
Short-term investments	2,500	—

Cash, cash equivalents and short-term investments	$49,472	$32,269

###